Exhibit 99.1
YETI Reports Fourth Quarter and Fiscal Year 2024 Results
Fourth Quarter Net Sales Increased 5%; Adjusted Net Sales Increased 7%
Full Year Net Sales Increased 10%; Adjusted Net Sales Increased 9%
Fourth Quarter EPS Decreased 30%; Adjusted EPS Increased 11%
Full Year EPS Increased 6%; Adjusted EPS Increased 21%
Announces $350 million Increase to Share Repurchase Program
Provides Fiscal Year 2025 Outlook

Austin, Texas, February 13, 2025 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the fourth quarter and fiscal year ended December 28, 2024. YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Measures,” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Fourth Quarter 2024 Highlights

•Net sales increased 5%; Adjusted net sales, which exclude recall reserve adjustments, increased 7%
•Operating margin contracted 380 basis points to 15.1%; Adjusted operating margin expanded 10 basis points to 19.9%
•EPS decreased 30% to $0.63; Adjusted EPS increased 11% to $1.00
•Recorded an unfavorable $9.9 million adjustment related to the recall reserves established in Fiscal 2022
•Entered into a second $100 million accelerated share repurchase agreement
•Acquired the capabilities, technology, and intellectual property to develop a unique powered cooler platform

Fiscal Year 2024 Highlights

•Full year net sales increased 10%; Adjusted net sales, which exclude recall reserve adjustments, increased 9%
•Gross margin expanded 120 basis points to 58.1%; Adjusted gross margin expanded 170 basis points to 58.6%
•Operating margin contracted 20 basis points to 13.4%; Adjusted operating margin expanded 120 basis points to 16.8%
•Full year EPS increased 6% to $2.05; Adjusted EPS increased 21% to $2.73
•Operating cash flow of $261.4 million; Free cash flow of $219.6 million

Matt Reintjes, President and Chief Executive Officer, commented, “YETI’s full year 2024 was capped off by a strong fourth quarter that showcased the expanding YETI brand, growing product innovation, and impactful global expansion. Our topline results show the proof points of our brand and product strength combined with operational execution to deliver excellent adjusted gross margin and adjusted operating margin expansion plus very strong free cash flow generation, resulting in a strong balance sheet. We delivered these results in a market that we believe continues to show signs of more discerning consumer buying behavior, more promotional activity, and heightened competition, particularly in the U.S. market. In the fourth quarter, the strong, broad-based demand for our innovation in our Coolers & Equipment category, specifically in hard coolers and bags, highlights that our innovation and brand resonates in this market. We believe this demand continues to showcase the long-term durability of the brand and product growth potential. Drinkware remains one of the more contested product categories, and our strategy of diversifying and innovating across our portfolio continues to produce results domestically and globally. Importantly, in both the fourth quarter and full year 2024, YETI complemented the focus on our long-term strategic priorities of brand, product and global expansion with meaningful execution of capital allocation. For the year, we announced $200 million in share buybacks, acquired Mystery Ranch to support our targeted M&A strategy of supporting our innovation and product expansion, and in the fourth quarter acquired capabilities, technology, and IP that we believe will enable us to develop a unique powered cooler system. We are excited about how this technology will complement our portfolio and, much like Mystery Ranch, how this showcases the leveraging of our powerful balance sheet to support our future product innovation.”

Mr. Reintjes continued, “While 2024 was a great year for YETI, with product and geographic expansion, strong topline, earnings, and free cash flow generation, and continued brand strength globally, I am most excited about what is to come. Against a market colored by a dynamic macro and competitive environment, our long-term focus remains on boosting this powerful and growing global brand while we continue to diversify our product portfolio. When we combine product innovation and untapped global potential with broadening and deepening our penetration in the US market, our long-term priorities remain unchanged.”

Fourth Quarter 2024 Results

Sales increased 5% to $546.5 million, compared to $519.8 million during the same period last year. The recall reserves unfavorably impacted sales by $8.8 million in the fourth quarter of 2024 and favorably impacted sales by $2.8 million in the prior year quarter. See “Product Recall Reserves” below for additional information on the impact of the product recalls referenced throughout this press release.

Adjusted sales, which exclude the impacts of the recall reserves in both the current and prior year quarters, increased 7% to $555.4 million.

Sales and adjusted sales for the fourth quarter of 2024 and 2023 include $1.7 million and $6.5 million, respectively, of sales related to gift card redemptions in connection with recall remedies.

•Direct-to-consumer (“DTC”) channel sales increased 7% to $368.6 million, compared to $344.9 million in the prior year quarter, due to growth in both Coolers & Equipment and Drinkware. Excluding the impacts related to the recall reserves, DTC channel adjusted sales increased 10% to $376.9 million.
•Wholesale channel sales increased 2% to $178.0 million, compared to $174.9 million in the same period last year, primarily due to growth in Coolers & Equipment. Excluding the impacts related to the recall reserves, wholesale channel adjusted sales increased 3% to $178.5 million.
•Drinkware sales increased 3% to $358.1 million, compared to $346.0 million in the prior year quarter, driven by the continued expansion and innovation of our Drinkware product offerings and new seasonal colorways.
•Coolers & Equipment sales increased 9% to $180.2 million, compared to $165.0 million in the same period last year, driven by strong performance in bags and hard coolers. Excluding the impacts of the recall reserves, Coolers & Equipment adjusted sales increased 17% to $189.0 million.
Net sales in the U.S. increased 1%, to $437.6 million, compared to $434.4 million in the prior year quarter. Excluding the impacts related to the recall reserves, adjusted net sales in the U.S. increased 4% to $446.4 million. International net sales increased 27%, to $108.9 million, compared to $85.4 million in the prior year quarter. Excluding the impacts related to the recall reserves, international adjusted net sales in the increased 27% to $108.9 million.

Gross profit increased 4% to $326.4 million, or 59.7% of sales, compared to $315.2 million, or 60.6% of sales, in the fourth quarter of 2023, resulting in a decline of 90 basis points to gross margin. The recall reserves unfavorably impacted gross profit by $8.1 million in the fourth quarter of 2024 and favorably impacted gross profit by $4.1 million in the prior year quarter, for a net unfavorable impact of 90 basis point to gross margin. Excluding the impact of the recall reserves, gross margin was flat as lower inbound freight costs and lower product costs were offset by higher customization costs and higher other costs.

Adjusted gross profit increased 8% to $334.5 million, or 60.2% of adjusted sales, compared to $311.1 million, or 60.2% of adjusted sales, in the fourth quarter of 2023.

Selling, general, and administrative (“SG&A”) expenses increased 12% to $243.9 million, compared to $217.1 million in the fourth quarter of 2023. As a percentage of sales, SG&A expenses increased 280 basis points to 44.6% from 41.8% in the prior year period. Excluding the impacts of the recall reserves, SG&A expenses increased $24.2 million primarily due to higher employee costs and marketing expenses.

Adjusted SG&A expenses increased 7% to $223.9 million, compared to $208.5 million in the fourth quarter of 2023. As a percentage of adjusted sales, adjusted SG&A expenses were flat at 40.3% as distribution and fulfillment expenses leverage on higher sales was offset by higher employee costs and other expenses.

Operating income decreased 16% to $82.5 million, or 15.1% of sales, compared to $98.2 million, or 18.9% of sales during the prior year quarter.

Adjusted operating income increased 8% to $110.6 million, or 19.9% of adjusted sales, compared to $102.6 million, or 19.8% of adjusted sales during the same period last year.

Other expense of $13.5 million compared to other income of $4.2 million in the fourth quarter of 2023, primarily due to unrealized foreign currency losses related to intercompany balances.

Net income decreased 32% to $53.2 million, or 9.7% of sales, compared to $78.6 million, or 15.1% of sales in the prior year quarter; Net income per diluted share decreased 30% to $0.63, compared to $0.90 in the prior year quarter.

Adjusted net income increased 7% to $84.6 million, or 15.2% of adjusted sales, compared to $78.8 million, or 15.2% of adjusted sales in the prior year quarter; Adjusted net income per diluted share increased 11% to $1.00, compared to $0.90 per diluted share in the prior year quarter.

Full Year 2024 Results

Sales increased 10% to $1,829.9 million, compared to $1,658.7 million in the prior year. The recall reserves unfavorably impacted sales by $8.8 million in 2024 and $21.7 million in 2023. See “Product Recall Reserves” below for additional information on the impact of the product recalls referenced throughout this press release.

Adjusted sales, which exclude the unfavorable impacts of the recall reserve adjustment in both the current and prior year, increased 9% to $1,838.7 million.

Sales and adjusted net sales for 2024 and 2023 include $8.8 million and $25.3 million, respectively, of sales related to gift card redemptions in connection with recall remedies.

•DTC channel sales increased 9% to $1,087.6 million, compared to $997.7 million in the prior year, due to growth in both Coolers & Equipment and Drinkware. Excluding the impact related to the recall reserves, DTC channel adjusted sales increased 9% to $1,095.9 million.
•Wholesale channel sales increased 12% to $742.3 million, compared to $661.0 million in the same period last year, due to growth in both Coolers & Equipment and Drinkware. Excluding the impact related to the recall reserves, wholesale channel adjusted sales increased 10% to $742.8 million.
•Drinkware sales increased 7% to $1,094.2 million, compared to $1,023.0 million in the prior year, driven by the continued expansion and innovation of our Drinkware product offerings and new seasonal colorways.
•Coolers & Equipment sales increased 17% to $698.6 million, compared to $597.5 million in the same period last year, driven by strong performance in bags, soft coolers, and hard coolers. Excluding the impact related to the recall reserves, Coolers & Equipment adjusted sales increased 14% to $707.4 million.
Net sales in the U.S. increased 7%, to $1,490.5 million, compared to $1,398.9 million in the prior year. Excluding the impacts related to the recall reserves, adjusted net sales in the U.S. increased 6% to $1,499.3 million. International net sales increased 31%, to $339.4 million, compared to $259.8 million in the prior year. Excluding the impacts related to the recall reserves, international adjusted net sales in the increased 30% to $339.4 million.

Gross profit increased 13% to $1,063.3 million, or 58.1% of sales, compared to $943.2 million, or 56.9% of sales, in the prior year, resulting in an increase of 120 basis points to gross margin. The recall reserves unfavorably impacted gross profit by $8.1 million in 2024 and $13.3 million in 2023, for a net unfavorable impact of 20 basis point impact to gross margin. Excluding the impact of the recall reserves, gross margin increased 140 basis points due to lower inbound freight costs and lower product costs, partially offset by customization costs, purchase accounting inventory step-up amortization, and other costs.

Adjusted gross profit increased 13% to $1,076.9 million, or 58.6% of adjusted sales, compared to $956.5 million, or 56.9% of adjusted sales, in the prior year. The 170 basis point increase in adjusted gross margin was primarily due to lower inbound freight costs and lower product costs, partially offset by customization costs and other costs.

SG&A expenses increased 14% to $817.9 million, compared to $717.7 million in the prior year. As a percentage of sales, SG&A expenses increased 140 basis points to 44.7% from 43.3% in the prior year. Excluding the impact of the recall reserves, SG&A expenses increased $87.0 million primarily due to higher employee costs, higher marketing expenses, and higher distribution and fulfillment expenses on higher sales.

Adjusted SG&A expenses increased 11% to $767.6 million, compared to $693.7 million in the prior year. As a percentage of adjusted sales, adjusted SG&A expenses increased by 40 basis points to 41.7% from 41.3% in the prior year. This increase was primarily due to higher employee costs and higher marketing expenses, partially offset by distribution and fulfillment expenses leverage on higher sales.

Operating income increased 9% to $245.4 million, or 13.4% of sales, compared to $225.5 million, or 13.6% of sales during the prior year.

Adjusted operating income increased 18% to $309.4 million, or 16.8% of adjusted sales, compared to $262.8 million, or 15.6% of adjusted sales during the same period last year.

Other expense of $13.2 million compared to other income of $1.4 million in the prior year, primarily due to unrealized foreign currency losses related to intercompany balances.

Net income increased 3% to $175.7 million, or 9.6% of sales, compared to $169.9 million, or 10.2% of sales in the prior year; Net income per diluted share increased 6% to $2.05, compared to $1.94 in the prior year.

Adjusted net income increased 19% to $234.0 million, or 12.7% of adjusted sales, compared to $197.0 million, or 11.7% of adjusted sales in the prior year; Adjusted net income per diluted share increased 21% to $2.73, compared to $2.25 per diluted share in the prior year.

Balance Sheet and Other Highlights

Cash was $358.8 million, compared to $439.0 million at the end of Fiscal 2023. During Fiscal 2024, YETI spent $200 million on accelerated share repurchase agreements and completed the acquisitions of Mystery Ranch, Ltd., Butter Pat Industries, LLC, and the capabilities, technology, and intellectual property to develop a unique powered cooler platform.

Inventory decreased 8% to $310.1 million, compared to $337.2 million at the end of Fiscal 2023.

Total debt, excluding finance leases and unamortized deferred financing fees, was $78.0 million, compared to $82.3 million at the end of Fiscal 2023.

Fiscal 2025 Outlook

Mr. Reintjes concluded, “As we enter 2025, although we expect the near-term market, particularly in the U.S., to be pressured by many of the same forces we saw in the fourth quarter and much of 2024, our strategy remains the same, which will enable us to continue to deliver long-term growth. Along with our topline growth, we also expect adjusted operating margin expansion in 2025, while also delivering strong earnings growth. We do expect FX headwinds this year with our fast-growing international business, so we plan to provide insights as to the impact that FX is having on our results. In addition, after two years of excellent free cash flow generation, we expect to have another strong free cash flow year in 2025, giving us the potential to both drive future growth while continuing to return capital to our shareholders. Finally, and most importantly, we will focus on growing and strengthening the YETI brand around the globe.”

For Fiscal 2025, a 53-week period, compared to a 52-week period in Fiscal 2024, YETI expects:

•Adjusted sales to increase between 5% and 7%, which reflects an FX headwind of approximately 100 basis points of growth;
•Adjusted operating income to increase between 5.5% and 7.5%, which reflects an FX headwind of approximately 350 basis points of growth;
•An effective tax rate of approximately 24.5% (compared to 24.5% in the prior year period);
•Adjusted net income per diluted share between $2.90 and $2.95, reflecting a 6% to 8% increase, and which reflects an FX headwind of approximately $0.10. This outlook does not assume any impact from potential future share repurchases;

•Diluted weighted average shares outstanding of approximately 84.3 million;
•Capital expenditures between $60 million and $70 million, primarily to support investments in technology, new product innovation, and our supply chain; and
•Free cash flow of approximately $200 million.

Product Recall Reserves

The results of Fiscal 2024 and Fiscal 2023 included in this press release include the impact of product recalls on certain soft coolers, which we refer to as the “product recalls” herein unless otherwise indicated. The reserve for the estimated expenses related to the product recalls was established in Fiscal 2022.

During the fourth quarter of 2024, we reevaluated the assumptions of our recall reserves in response to experiencing higher than anticipated consumer recall participation rates during the year, and as a result increased the estimated recall expense reserve by $9.9 million. The reserve for the estimated product recall expense was $12.1 million and $13.1 million as of December 28, 2024 and December 30, 2023, respectively.

We recorded the following impacts as a result of recall reserve adjustments. These impacts are excluded from our non-GAAP results:

	Three Months Ended		Twelve Months Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
(Decrease) increase to net sales(1)	$(8,832)	$2,824	$(8,832)	$(21,700)
Decrease to cost of goods sold(2)	735	1,275	735	8,423
(Decrease) increase to gross profit	(8,097)	4,099	(8,097)	(13,277)
(Increase) decrease to SG&A expenses(3)	(1,841)	833	(1,841)	11,382
(Decrease) increase to income before income taxes	$(9,938)	$4,932	$(9,938)	$(1,895)
_________________________
(1)For the three and twelve months ended December 28, 2024, reflects the impact of an unfavorable recall reserve adjustment related to higher estimated consumer recall participation rates. For the three months ended December 30, 2023, reflects the impact of a favorable recall reserve adjustment primarily related to lower estimated consumer recall participation rates. For the twelve months ended December 30, 2023, primarily reflects the impact of an unfavorable recall reserve adjustment mainly related to higher estimated future recall gift card elections. These amounts were allocated based on the historical channel sell-in basis of the affected products.
(2)For the three and twelve months ended December 28, 2024, reflects the impact of a favorable recall reserve adjustment related to lower recall-related costs. For the three and twelve months ended December 30, 2023, reflects the impact of a favorable recall reserve adjustment primarily related to lower estimated costs of future product replacement remedy elections and logistics costs and lower recall-related costs.
(3)For the three and twelve months ended December 28, 2024, reflects the impact of an unfavorable recall reserve adjustment related to higher estimated other recall-related costs. For the three months and twelve months ended December 30, 2023, reflects the impact of favorable recall reserve adjustments primarily related to lower estimated other recall-related costs.

Share Repurchase Program

In February 2024, our Board of Directors approved a share repurchase program of up to $300 million of YETI’s common stock (the “Share Repurchase Program”). During Fiscal 2024, we entered into two separate accelerated share repurchase agreements (the “ASR Agreements”) with Goldman Sachs & Co. LLC to repurchase an aggregate $200 million of YETI’s common stock. The second accelerated share purchase agreement was entered into in November 2024 for $100 million, at which time we received an initial delivery of approximately 1.9 million shares of YETI’s common stock. In January 2025, the second accelerated share repurchase agreement was completed and we received approximately 0.5 million additional shares of YETI’s common stock. In total, pursuant to the ASR Agreements, we repurchased approximately 5.1 million shares of YETI’s common stock.

We announced today that our Board of Directors approved a $350 million increase to the Share Repurchase Program authorization. As of today, $450 million remained available under the Share Repurchase Program.

Intellectual Property Acquisition

During the fourth quarter of 2024, we acquired the capabilities, technology, and intellectual property to develop a unique powered cooler platform for $32.5 million.

Conference Call Details
A conference call to discuss the fourth quarter of 2024 financial results is scheduled for today, February 13, 2025, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 800-717-1738 (international callers, please dial 646-307-1865) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com. A replay will be available through February 27, 2025 by dialing 844-512-2921 (international callers, 412-317-6671). The accompanying access code for this call is 1154620.

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to bags and apparel, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes you. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we supplement our results with non-GAAP financial measures, including adjusted net sales, adjusted gross profit, adjusted gross margin, adjusted SG&A expenses, adjusted operating income, adjusted net income, adjusted net income per diluted share (which we also refer to as adjusted EPS), free cash flow as well as adjusted gross profit, adjusted SG&A expenses, adjusted operating income and adjusted net income as a percentage of adjusted net sales.

Our management uses these non-GAAP financial measures in conjunction with GAAP financial measures to measure our profitability and to evaluate our financial performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the underlying operating performance of our business and are appropriate to enhance an overall understanding of our financial performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with GAAP financial performance measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

YETI does not provide a reconciliation of forward-looking non-GAAP to GAAP financial measures because such reconciliations are not available without unreasonable efforts. This is due to the inherent difficulty in forecasting with reasonable certainty certain amounts that are necessary for such reconciliation, including in particular the impacts of product recalls and realized and unrealized foreign currency gains and losses reported within other expense. For the same reasons, we are unable to forecast with reasonable certainty all deductions and additions needed in order to provide a forward-looking GAAP financial measures at this time. The amount of these deductions and additions may be material and, therefore, could result in forward-looking GAAP financial measures being materially different or less than forward-looking non-GAAP financial measures. See “Forward-looking statements” below.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements made relating to future financial performance, capital expenditures, strategic acquisitions or share repurchases, and our expectations for opportunity, growth, investments, new products, foreign exchange rates, consumer buying behavior, our long-term focus, and our ability to return capital to our shareholders, including those set forth in the quotes from YETI’s President and CEO, and the 2025 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) economic conditions or consumer confidence in future economic conditions; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) our ability to accurately forecast demand for our products and our results of operations; (xii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiii) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xiv) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; (xv) the impact of our indebtedness on our ability to invest in the ongoing needs of our business, and (xvi) our ability to successfully execute our share repurchase program and its impact on stockholder value and the volatility of the price of our common stock. For a more extensive list of factors that could materially affect our results, you should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 30, 2023, as such filings may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC, including our Annual Report on Form 10-K for the year ended December 28, 2024 to be filed with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the global business and economic environment, including ongoing geopolitical conflicts. Solely for convenience, certain trademark and service marks referred to in this press release appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and service marks.

Investor Relations Contact:
Maria Lycouris
Solebury Strategic Communications
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com
* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net sales	$546,540	$519,793	$1,829,873	$1,658,713
Cost of goods sold	220,102	204,566	766,589	715,527
Gross profit	326,438	315,227	1,063,284	943,186
Selling, general, and administrative expenses	243,934	217,075	817,908	717,728
Operating income	82,504	98,152	245,376	225,458
Interest income (expense), net	165	668	660	(942)
Other (expense) income, net	(13,539)	4,212	(13,188)	1,430
Income before income taxes	69,130	103,032	232,848	225,946
Income tax expense	(15,976)	(24,439)	(57,159)	(56,061)
Net income	$53,154	$78,593	$175,689	$169,885

Net income per share
Basic	$0.63	$0.90	$2.07	$1.96
Diluted	$0.63	$0.90	$2.05	$1.94

Weighted-average shares outstanding
Basic	83,886	86,880	84,935	86,717
Diluted	84,901	87,743	85,755	87,403

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	December 28, 2024	December 30, 2023
ASSETS
Current assets
Cash	$358,795	$438,960
Accounts receivable, net	120,190	95,774
Inventory	310,058	337,208
Prepaid expenses and other current assets	37,723	42,463
Total current assets	826,766	914,405
Property and equipment, net	126,270	130,714
Operating lease right-of-use assets	78,279	77,556
Goodwill	72,557	54,293
Intangible assets, net	172,023	117,629
Other assets	10,225	2,595
Total assets	$1,286,120	$1,297,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$158,499	$190,392
Accrued expenses and other current liabilities	128,210	130,026
Taxes payable	38,089	33,489
Accrued payroll and related costs	28,610	23,141
Operating lease liabilities	19,621	14,726
Current maturities of long-term debt	6,475	6,579
Total current liabilities	379,504	398,353
Long-term debt, net of current portion	72,821	78,645
Operating lease liabilities, non-current	73,586	76,163
Other liabilities	20,102	20,421
Total liabilities	546,013	573,582

Stockholders’ Equity
Common stock	892	886
Treasury stock, at cost	(281,587)	(100,025)
Additional paid-in capital	405,921	386,377
Retained earnings	614,125	438,436
Accumulated other comprehensive gain (loss)	756	(2,064)
Total stockholders’ equity	740,107	723,610
Total liabilities and stockholders’ equity	$1,286,120	$1,297,192

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands, except per share amounts)

	Twelve Months Ended
	December 28, 2024	December 30, 2023
Cash Flows from Operating Activities:
Net income	$175,689	$169,885
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	48,132	46,434
Amortization of deferred financing fees	649	604
Stock-based compensation	40,719	29,800
Deferred income taxes	(11,167)	25,561
Impairment of long-lived assets	5,490	2,927
Loss on modification of debt	—	330
Product recalls	9,939	1,895
Other	8,627	(6,163)
Changes in operating assets and liabilities:
Accounts receivable	(22,410)	(15,683)
Inventory	39,751	33,675
Other current assets	9,480	(7,933)
Accounts payable and accrued expenses	(47,020)	(15,144)
Taxes payable	669	18,156
Other	2,838	1,598
Net cash provided by operating activities	261,386	285,942
Cash Flows from Investing Activities:
Purchases of property and equipment	(41,832)	(50,672)
Business acquisition, net of cash acquired	(36,164)	—
Additions of intangibles, net	(53,452)	(22,152)
Net cash used in investing activities	(131,448)	(72,824)
Cash Flows from Financing Activities:
Repayments of long-term debt	(4,219)	(7,734)
Payments of deferred financing fees	—	(2,824)
Taxes paid in connection with employee stock transactions	(1,463)	(2,481)
Proceeds from employee stock transactions	294	1,573
Finance lease principal payment	(3,829)	(2,130)
Repurchase of common stock	(200,000)	—
Net cash used in financing activities	(209,217)	(13,596)
Effect of exchange rate changes on cash	(886)	4,697
Net (decrease) increase in cash	(80,165)	204,219
Cash, beginning of period	438,960	234,741
Cash, end of period	$358,795	$438,960

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net sales	$546,540	$519,793	$1,829,873	$1,658,713
Product recall(1)	8,832	(2,824)	8,832	21,700
Adjusted net sales	$555,372	$516,969	$1,838,705	$1,680,413

Gross profit	$326,438	$315,227	$1,063,284	$943,186
Transition costs(2)	—	—	5,558	—
Product recall(1)	8,098	(4,099)	8,098	13,277
Adjusted gross profit	$334,536	$311,128	$1,076,940	$956,463

Selling, general, and administrative expenses	$243,934	$217,075	$817,908	$717,728
Non-cash stock-based compensation expense	(14,699)	(7,882)	(40,719)	(29,800)
Long-lived asset impairment	(3,465)	(964)	(5,490)	(2,927)
Product recall(1)	(1,841)	833	(1,841)	11,382
Organizational realignment costs(3)	—	—	(1,122)	(1,582)
Transition costs(4)	—	—	(753)	—
Business optimization expense(5)	—	—	(415)	(582)
Transaction costs(6)	—	(541)	—	(541)
Adjusted selling, general, and administrative expenses	$223,929	$208,521	$767,568	$693,678

Gross margin	59.7%	60.6%	58.1%	56.9%
Adjusted gross margin	60.2%	60.2%	58.6%	56.9%
SG&A expenses as a % of net sales	44.6%	41.8%	44.7%	43.3%
Adjusted SG&A expenses as a % of adjusted net sales	40.3%	40.3%	41.7%	41.3%
_________________________
(1)Represents adjustments and charges associated with product recalls.
(2)Represents inventory step-up and disposal costs for the twelve months ended December 28, 2024, in connection with the acquisition of Mystery Ranch, LLC. Inventory step-up costs are expensed as the acquired inventory is sold.
(3)Represents employee severance costs in connection with strategic organizational realignments.
(4)Represents transition costs in connection with the acquisition of Mystery Ranch, LLC, including third-party business integration costs.
(5)Represents start-up, transition and integration costs associated with our new distribution facilities in the United Kingdom for the twelve months ended December 28, 2024, and the Netherlands and Australia for the three and twelve months ended December 30, 2023.
(6)Represents third-party costs related to the acquisition of Mystery Ranch, including professional, legal, and other transaction costs.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Operating income	$82,504	$98,152	$245,376	$225,458
Adjustments:
Non-cash stock-based compensation expense(1)	14,699	7,882	40,719	29,800
Long-lived asset impairment(1)	3,465	964	5,490	2,927
Product recalls(2)	9,938	(4,932)	9,938	1,895
Organizational realignment costs(1)(3)	—	—	1,122	1,582
Business optimization expense(1)(5)	—	—	415	582
Transition costs(4)	—	—	6,311	—
Transaction costs(1)(6)	—	541	—	541
Adjusted operating income	$110,606	$102,607	$309,371	$262,785

Net income	$53,154	$78,593	$175,689	$169,885
Adjustments:
Non-cash stock-based compensation expense(1)	14,699	7,882	40,719	29,800
Long-lived asset impairment(1)	3,465	964	5,490	2,927
Product recalls(2)	9,938	(4,932)	9,938	1,895
Organizational realignment costs(1)(3)	—	—	1,122	1,582
Business optimization expense(1)(5)	—	—	415	582
Transition costs(4)	—	—	6,311	—
Transaction costs(1)(6)	—	541	—	541
Other income (expense), net(7)	13,539	(4,212)	13,188	(1,430)
Tax impact of adjusting items(8)	(10,202)	(60)	(18,910)	(8,795)
Adjusted net income	$84,593	$78,776	$233,962	$196,987

Net sales	$546,540	$519,793	$1,829,873	$1,658,713
Adjusted net sales	$555,372	$516,969	$1,838,705	$1,680,413

Operating income as a % of net sales	15.1%	18.9%	13.4%	13.6%
Adjusted operating income as a % of adjusted net sales	19.9%	19.8%	16.8%	15.6%

Net income as a % of net sales	9.7%	15.1%	9.6%	10.2%
Adjusted net income as a % of adjusted net sales	15.2%	15.2%	12.7%	11.7%

Net income per diluted share	$0.63	$0.90	$2.05	$1.94
Adjusted net income per diluted share	$1.00	$0.90	$2.73	$2.25

Weighted average shares outstanding used to compute adjusted net income per diluted share	84,901	87,743	85,755	87,403
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents adjustments and charges associated with product recalls.
(3)Represents employee severance costs in connection with strategic organizational realignments.
(4)Represents transition costs, inventory step-up and inventory disposal costs, and third-party business integration costs in connection with the acquisition of Mystery Ranch, LLC for the twelve months ended December 28, 2024.
(5)Represents start-up, transition and integration costs associated with our new distribution facilities in the United Kingdom for the twelve months ended December 28, 2024, and the Netherlands and Australia for the three and twelve months ended December 30, 2023.
(6)Represents third-party costs related to the acquisition of Mystery Ranch, including professional, legal, and other transaction costs.

(7)Other income (expense), net substantially consists of realized and unrealized foreign currency gains and losses on intercompany balances that arise in the ordinary course of business.
(8)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for each of the three and twelve months ended December 28, 2024 and December 30, 2023.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited) (In thousands)

	Three Months Ended December 28, 2024			Three Months Ended December 30, 2023
	Net Sales	Product Recalls(1)	Adjusted Net Sales	Net Sales	Product Recalls(1)	Adjusted Net Sales
Channel
Wholesale	$177,952	$567	$178,519	$174,934	$(2,029)	$172,905
Direct-to-consumer	368,588	8,265	376,853	344,859	(795)	344,064
Total	$546,540	$8,832	$555,372	$519,793	$(2,824)	$516,969

Category
Coolers & Equipment	$180,163	$8,832	$188,995	$165,000	$(2,824)	$162,176
Drinkware	358,081	—	358,081	346,004	—	346,004
Other	8,296	—	8,296	8,789	—	8,789
Total	$546,540	$8,832	$555,372	$519,793	$(2,824)	$516,969

Geographic Region
United States	$437,610	$8,832	$446,442	$434,356	$(3,090)	$431,266
International	108,930	—	108,930	85,437	266	85,703
Total	$546,540	$8,832	$555,372	$519,793	$(2,824)	$516,969
_________________________
(1)Represents adjustments and charges associated with product recalls.

	Twelve Months Ended December 28, 2024			Twelve Months Ended December 30, 2023
	Net Sales	Product Recalls(1)	Adjusted Net Sales	Net Sales	Product Recalls(1)	Adjusted Net Sales
Channel
Wholesale	$742,278	$567	$742,845	$661,000	$14,363	$675,363
Direct-to-consumer	1,087,595	8,265	1,095,860	997,713	7,337	1,005,050
Total	$1,829,873	$8,832	$1,838,705	$1,658,713	$21,700	$1,680,413

Category
Coolers & Equipment	$698,606	$8,832	$707,438	$597,511	$21,700	$619,211
Drinkware	1,094,165	—	1,094,165	1,022,982	—	1,022,982
Other	37,102	—	37,102	38,220	—	38,220
Total	$1,829,873	$8,832	$1,838,705	$1,658,713	$21,700	$1,680,413

Geographic Region
United States	$1,490,468	$8,832	$1,499,301	$1,398,925	$20,830	$1,419,755
International	339,405	—	339,404	259,788	870	260,658
Total	$1,829,873	$8,832	$1,838,705	$1,658,713	$21,700	$1,680,413
_________________________
(1)Represents adjustments and charges associated with product recalls.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited) (In thousands)

	Twelve Months Ended
	December 28, 2024	December 30, 2023
Net cash provided by operating activities	$261,386	$285,942
Less: Purchases of property and equipment	(41,832)	(50,672)
Free cash flow	$219,554	$235,270